Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

EYEGATE PHARMACEUTICALS, INC.

and

THE SHAREHOLDERS OF PANOPTES PHARMA Ges.m.b.H

dated as of

December 18, 2020

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of December 18, 2020, is entered into among the parties listed on Exhibit A-1 hereto (each, a "Seller" and collectively, the “Sellers”) and EyeGate Pharmaceuticals, Inc., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Sellers collectively own all of the issued shares (the "Shares") of Panoptes Pharma Ges.m.b.H, a Gesellschaft mit beschränkter Haftung established under the laws of the Republic of Austria (the "Company"); and

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Audited Financial Statements" has the meaning set forth in Section 3.07.

"AWS" means Austria Wirtschaftsservice Gesellschaft m.b.H and its Affiliates.

"AWS Indebtedness" means all Indebtedness of the Company to AWS including, but not limited to, Liabilities arising from the Förderungsvertrag Seedfinancing between the Company and AWS dated as of July 29, 2013.

"Balance Sheet" has the meaning set forth in Section 3.07.

"Balance Sheet Date" has the meaning set forth in Section 3.07.

"Benefit Plan" has the meaning set forth in Section 3.18(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Common Stock" shall mean the common stock, par value $0.01 per share, of Buyer.

"Buyer Indemnitees" has the meaning set forth in Section 7.02.

"Buyer Preferred Stock" shall mean a new series of preferred stock of the Buyer, to be designated as Series D Convertible Preferred Stock, pursuant to the Certificate of Designation.

“Buyer SEC Documents” has the meaning set forth in Section 4.04.

“Buyer Shares” has the meaning set forth in Section 2.02.

"Buyer's Accountants" means EisnerAmper LLP.

"Cap" has the meaning set forth in Section 7.04(a).

"Certificate of Designation" means a Certificate of Designation of Preferences, Rights and Limitations of the Buyer Preferred Stock, to be filed with the Secretary of State for the State of Delaware, in substantially the form attached hereto as Exhibit B.

"Closing" has the meaning set forth in Section 2.07.

"Closing Date" has the meaning set forth in Section 2.07.

“Closing Date Buyer Shares” has the meaning set forth in Section 2.02.

"Closing Working Capital" means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

"Closing Working Capital Statement" has the meaning set forth in Section 2.05(b)(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned or held for use by the Company.

"Commercially Reasonable Efforts" means the efforts and resources normally used by a party for a pharmaceutical product of its own discovery with a similar market potential at a similar stage in its development or commercialization, taking into account the competitiveness of the marketplace, such party’s proprietary position with respect to such product, applicable regulatory circumstances, the profitability to such party of such product and the likelihood of success of commercialization.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

"Company Product" means any ophthalmology product developed by the Company prior to the Closing Date, which, for the avoidance of doubt, shall include any product substantially derived from a product developed by the Company prior to the Closing Date and any other product covered by a claim of a Company patent filed prior to the Closing Date.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means cash and cash equivalents, accounts receivable, and saleable inventory, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with UGB applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. Notwithstanding the foregoing, Current Assets does not include any amounts received or receivable in the future pursuant to any grant from any Governmental Authority.

"Current Liabilities" means accounts payable, provisions, accrued Taxes and accrued expenses, including any salary or lease payments, determined in accordance with UGB applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

"Deductible" has the meaning set forth in Section 7.04(a).

"Direct Claim" has the meaning set forth in Section 7.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.05(c)(iii).

"Dollars or $"  means the lawful currency of the United States.

"Employment Agreements" means amended and restated employment agreements between each of Founders, on the one hand, and the Company, on the other hand, in the form and on such terms as mutually agreed upon between the Founders and Buyer prior to the Closing.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“FDA” means the United States Food and Drug Administration.

“FDA Approval” has the meaning set forth in Section 2.03(a).

“FDA Approval Date” has the meaning set forth in Section 2.03(a).

"FFG" means Österreichische Forschungsförderungsgesellschaft mbH and its Affiliates.

"FFG Indebtedness" means all Indebtedness of the Company to FFS including, but not limited to, Liabilities arising from the Förderungsvertrag agreements between the Company and FFG with project numbers 880580, 856592, 857361 and 848293.

"Financial Statements" has the meaning set forth in Section 3.07.

"Founder Closing Cash" has the meaning set forth in Section 2.02.

"Founders" means each of Stefan Sperl and Franz Obermayr.

"Government Contracts" has the meaning set forth in Section 3.11(a)(vii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities (including all liabilities in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, including, without limitation, any intercompany obligations between or among any Seller, on the one hand, and the Company, on the other hand, that have not been settled at or prior to the Closing, (b) evidenced by notes, bonds, debentures, or similar instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar liabilities incurred in the ordinary course of business or liabilities that have been included in the definition of Closing Working Capital), (d) under any interest rate, currency or other hedging agreements, to the extent payable if terminated, (e) any off balance sheet financial obligations in the nature of indebtedness, and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

"Indemnified Party" has the meaning set forth in Section 7.05.

"Indemnifying Party" has the meaning set forth in Section 7.05.

"Independent Accountant" has the meaning set forth in Section 2.05(c)(iii).

"Initiation" has the meaning set forth in Section 2.03(a)(i).

"Insurance Policies" has the meaning set forth in Section 3.15.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights together with the goodwill connected with the use of, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

"Intellectual Property Registrations" has the meaning set forth in Section 3.13(b).

"Knowledge of Founders or Founders’ Knowledge" means the actual or constructive knowledge of the Founders, after reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.08.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines and reasonable costs or expenses; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Majority of Sellers" means Sellers whose Shares, immediately prior to the Closing, constituted a majority in interest of the outstanding Shares of the Company.

"Material Contracts" has the meaning set forth in Section 3.11(a).

"Mediolanum" has the meaning set forth in Section 2.03(d).

"Mediolanum Agreement" has the meaning set forth in Section 2.03(d).

“Milestone Payment” has the meaning set forth in Section 2.03(a).

“Milestone” has the meaning set forth in Section 2.03(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.12(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Adjustment" has the meaning set forth in Section 2.05(b).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Purchase Price" has the meaning set forth in Section 2.02.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Registration Date" means the date when the registration statement filed by Buyer pursuant to the terms of the Registration Rights Agreement is first declared effective by the SEC.

"Registration Date Price" means the closing price per share of Buyer Common Stock on the Nasdaq Capital Market (or such other securities exchange where the Buyer Common Stock is listed or quoted on the Registration Date) on the Registration Date.

"Registration Rights Agreement" means the Registration Rights Agreement by and between Buyer and the Sellers, in substantially the form attached hereto as Exhibit C.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.05(c)(ii).

"Restricted Business" means the development, commercialization, production, marketing or sale of any DHODH inhibitor product to treat any indication.

"Restricted Period" has the meaning set forth in Section 5.02(a).

"Review Period" has the meaning set forth in Section 2.05(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.06(a).

"Sellers" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 7.03.

"Sellers’ Accountants" means Haimerl Hörler Wirtschaftsprüfer Steuerberater GmbH..

"Shares" has the meaning set forth in the recitals.

"Statement of Objections" has the meaning set forth in Section 2.05(c)(ii).

"Straddle Period" has the meaning set forth in Section 6.03.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Claim" has the meaning set forth in Section 6.04.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means Austria and all foreign countries.

"Third Party Claim" has the meaning set forth in Section 7.05(a).

"Torreya" has the meaning set forth in Section 2.03(d).

"Torreya Agreement" has the meaning set forth in Section 2.03(d).

"Torreya Closing Payment" has the meaning set forth in Section 2.04(a)(iv).

"Torreya Holdback Payment" has the meaning set forth in Section 2.06.

"Torreya Milestone Payment" has the meaning set forth in Section 2.03(d).

"Torreya Payments" has the meaning set forth in Section 2.06.

"Transaction Documents" means the Employment Agreements and the Registration Rights Agreement.

"Transaction Expenses" means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents.

"UGB" means the Austrian Commercial Code (Unternehmensgesetzbuch) 1897/2005, as amended.

"Undisputed Amounts" has the meaning set forth in Section 2.05(c)(iii).

“VWAP Price” means, with respect to a specified date, the volume weighted average price of the shares of Buyer Common Stock traded on The Nasdaq Capital Market, or any other national securities exchange on which the shares of Buyer Common Stock are then traded, for the thirty (30) trading days ending on and including the specified date.

Article II
Purchase and sale

Section 2.01       Purchase and Sale. Each Seller hereby sells and assigns to Buyer, and Buyer shall purchase and assume from each Seller, pursuant to this Agreement, the Shares set forth next to each Seller’s name on Exhibit A-1 hereto, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02       Purchase Price. The aggregate purchase price payable by Buyer to Sellers for the Shares shall consist of: (i) 925,341 shares of Buyer Common Stock and 511.0264 shares of Buyer Preferred Stock (which shares of Buyer Preferred Stock shall be subject to adjustment pursuant to Section 2.05 hereof) to be delivered to Sellers on the Closing Date (collectively, the “Closing Date Buyer Shares”), (ii) cash payments to the Founders in the aggregate amount of $220,576.58 (the “Founder Closing Cash”), (iii) an additional 1,500 shares of Buyer Preferred Stock (or, to the extent Buyer receives stockholder approval prior to the Holdback Release Date, 424,685 shares of Buyer Common Stock) (the “Holdback Shares”) to be withheld by Buyer on the Closing Date, which shall be issued to Sellers on the first Business Day following the eighteen (18) month anniversary of the Closing Date (the “Holdback Release Date”) in accordance with and subject to the conditions of Section 2.06, and (iv) the Milestone Payments as set forth in Section 2.03 (collectively, the "Purchase Price"). The Purchase Price receivable by each Seller, as adjusted pursuant to Section 2.05 hereof, is set forth on Exhibit A-1 hereto.

Section 2.03        Earn-Out.

(a)          In addition to the Closing Date Buyer Shares and the Holdback Shares, Sellers shall be eligible to receive earn-out payments (the “Milestone Payments”) following the closing, to be paid in cash and/or shares of Buyer Preferred Stock (or, to the extent Buyer receives stockholder approval prior to the applicable issuance date, shares of Buyer Common Stock) (the “Milestone Shares” and, together with the Closing Date Buyer Shares and the Holdback Shares, the “Buyer Shares”) at the sole discretion of Buyer, upon occurrence of the following events (each, a “Milestone”):

(i)           $4,750,000 if Buyer initiates, through the enrollment and randomization of a first patient into the first Phase III pivotal study of any Company Product with the FDA (an “Initiation), provided that, for the avoidance of doubt, a Milestone Payment shall only be payable with respect to the first Initiation to occur; and

(ii)          $4,750,000 if Buyer receives approval of a 505(b)(1) New Drug Application (or NDA) or a 505(b)(2) New Drug Application (or NDA) by the FDA with respect to any Company Product (each, an “FDA Approval”), provided that, for the avoidance of doubt, a Milestone Payment shall only be payable with respect to the first FDA Approval to occur.

(b)          Buyer shall promptly notify Sellers in writing after an Initiation has occurred or an FDA Approval has been received. Within 30 days of notification by Buyer to Sellers of the receipt of a FDA Approval or the occurrence of an Initiation, Buyer shall pay or cause to be paid the applicable Milestone Payment either (i) in cash by wire transfer of immediately available funds to bank accounts designated by Sellers in writing in the amount set forth next to each Seller’s name on Exhibit A-1, and/or (ii) by the issuance of Milestone Shares issued to the Sellers that are convertible, with respect to each Seller, into a number of Buyer Common Shares determined by dividing (A) the applicable dollar amount of the Milestone Payment set forth next to such Seller’s name on Exhibit A-1 by (B) the VWAP Price as of the date when the achievement of the applicable Milestone is first publicly announced, provided, however, that such resulting per-share price shall not be less than $2.4725 and shall not be greater than $4.5917.

(c)          Subject to the terms of this Agreement and the Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company. Notwithstanding the foregoing, Buyer shall use its Commercially Reasonable Efforts to reach each Milestone.

(d)          In case and only to the extent the value of the Holdback Shares does not entirely cover the Buyer's Losses, Buyer shall have the right to withhold and set off against any amount otherwise due to be paid or issued pursuant to this Section 2.03 (i) the amount of any Post-Closing Adjustment owed to it pursuant to Section 2.05, and (ii) the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement. Additionally, any amount otherwise due to be paid or issued pursuant to this Section 2.03 shall be reduced by (i) any Milestone Payments payable to Laboratoires Leurquin Mediolanum S.A.S. (“Mediolanum”) in connection with the termination by the Company following the Closing of the License Agreement between the Company and Mediolanum dated November 17, 2014, as amended (the “Mediolanum Agreement”), and (ii) any Milestone Payment (the “Torreya Milestone Payment”) payable to Torreya Partners (Europe) LLP (“Torreya”) pursuant to the terms of the Engagement Letter between Torreya and the Company dated as of January 28, 2018, as amended (the “Torreya Agreement”), which payment shall be deemed a Transaction Expense hereunder. To the extent the Buyer elects to make a Milestone Payment in Milestone Shares, the value per Milestone Share for purposes of withholding and setting off pursuant to this Section 2.03(d) shall be calculated using the same methodology and limitations set forth in Section 2.03(b)(ii)(B).

(e)          The parties hereto understand and agree that (i) the contingent rights to receive the Milestone Payments shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, by charitable donation to a non-profit entity or by assignment to a family corporation or similar entity, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as securityholders of Buyer or the Company as a result of Sellers’ contingent right to receive the Milestone Payments hereunder, and (iii) no interest is payable with respect to the Milestone Payments.

Section 2.04        Completion conditions of the Share transfer: The act of transferring the Shares from the Sellers to the Buyer, set by signing this Agreement, shall take effect subject to the following completion conditions:

(a)          Buyer shall:

(i)           deliver to Sellers the written confirmation of Buyer’s transfer agent (or, with respect to the Buyer Preferred Stock issued at Closing, Buyer) that the Closing Date Buyer Shares have been issued in book-entry form for the Sellers;

(ii)         deliver to Sellers the Registration Rights Agreement, duly executed by Buyer;

(iii)        deliver to Founders a bank confirmation proofing that the payment of the respective amounts of the Founder Closing Cash has been transferred to the bank accounts of the Founders; and

(iv)         deliver to Sellers confirmations proofing (A) the payment of cash in an amount of $100,000, (B) 27,902 shares of Buyer Common Stock and (C) 1.4473 shares of Buyer Preferred Stock (such cash payment and stock issuance, collectively, the “Torreya Closing Payment”) pursuant to the terms of the Torreya Agreement, which payments shall be deemed a Transaction Expense hereunder, has been transferred to and has been issued, respectively, for Torreya on behalf of the Company.

(b)         Each Seller shall:

(i)	deliver to Buyer the Registration Rights Agreement, duly executed by each Seller.

(c)          Sellers shall:

(i)           deliver to Buyer executed counterparts of all approvals, consents and waivers pursuant to Section 3.06 of the Disclosure Schedules.

(d)          Founders and Buyer shall enter into the prior exchanged Employment Agreements after signing this Agreement and fulfilling the above mentioned completion conditions, by sending each other a signed copy via email to the email-addresses previously provided Founders and Buyer.

Section 2.05        Purchase Price Adjustment.

(a)          Closing Adjustment.

(i)           At the Closing, the amount of Closing Date Buyer Shares to be issued shall be adjusted in the following manner, with the value of each Closing Date Buyer Share being deemed to be equal to $3.5321, and with the Closing Date Buyer Share amounts set forth on Exhibit A-1 reflecting such adjustments:

(A)	a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date, other than FFG Indebtedness that the Buyer is not required to repay on or prior to December 31, 2021;

(B)	a decrease by the number of any Closing Date Buyer Shares estimated to be issuable to Mediolanum in connection with the termination by the Company following the Closing of the Mediolanum Agreement, which amount is set forth on the spreadsheet appended to Exhibit A-1 hereto; and

(C)	a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

(b)         Post-Closing Adjustment.

(i)          Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the "Closing Working Capital Statement") and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with UGB applied using the same accounting methods, past practices, past principles, past policies and past procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)          The post-closing adjustment shall be an amount equal to the Closing Working Capital (the "Post-Closing Adjustment").

(c)          Examination and Review.

(i)           Examination. After receipt of the Closing Working Capital Statement, the Sellers shall have 14 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, the Sellers and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as the Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)          Objection. On or prior to the last day of the Review Period, each of Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth such Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for such Seller’s disagreement therewith (the "Statement of Objections"). If no Seller delivers a Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by all Sellers. If any Seller delivers the Statement of Objections before the expiration of the Review Period, it shall be considered together with all other Statements of Objections so delivered, and Buyer and the respective Seller(s) shall negotiate in good faith to resolve such objections within 10 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)         Resolution of Disputes. If the objecting Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller's Accountants or Buyer's Accountants that it mutually agreed upon by Buyer and the objecting Sellers (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. All Statements of Objections duly delivered by Sellers shall be considered together by the Independent Accountant. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)         Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the objecting Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by such Sellers and Buyer. For the avoidance of doubt, a Seller that did not submit a Statement of Objections shall not be responsible for any fees and expenses of the Independent Accountant.

(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon all of the parties hereto, whether or not such party submitted a Statement of Objections.

(d)         Payments of Post-Closing Adjustment.

(i)           If the Closing Working Capital as finally determined pursuant to this Section 2.05 is a positive amount, Buyer shall pay to Sellers such amount. If the Closing Working Capital as finally determined pursuant to this Section 2.05 is a negative amount, Buyer shall be entitled to the absolute value of such amount.

(ii)          Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be satisfied in accordance with Section 7.06.

(iii)         Notwithstanding the foregoing, no Post-Closing Adjustment shall be payable by any party pursuant to this Section 2.05 unless the absolute value of such Post-Closing Adjustment (whether such amount is payable to the Buyer, on the one hand, or to the Sellers, on the other hand), equals or exceeds $10,000, in which case the full Post-Closing Adjustment shall be payable from the first dollar.

(e)         Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law, except to the extent such payments would be deductible to Buyer or by the Company for the Post-Closing Tax Period.

Section 2.06       Holdback Shares. The Holdback Shares shall be delivered to Sellers on the Holdback Release Date, subject to the terms of this Section 2.06. Without limitation to the rights and remedies of Buyer (including Buyer’s ability to withhold and set off against Milestone Payments pursuant to Section 2.03(d)), Buyer shall have the right to satisfy (i) any Post-Closing Adjustment owed to it pursuant to Section 2.05, (ii) any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement, (iii) any Buyer Shares issuable to Mediolanum in connection with the termination by the Company following the Closing of the Mediolanum Agreement, and (iv) any Buyer Shares issuable to Torreya pursuant to the terms of the Torreya Agreement (the “Torreya Holdback Payment” and, together with the Torreya Closing Payment and the Torreya Milestone Payment, the “Torreya Payments”), which payment shall be deemed a Transaction Expense hereunder, in each case by deducting from the Holdback Shares, Buyer Shares equal in value to such Post-Closing Adjustment, claim for indemnification or payment of damages, or shares issuable to Mediolanum and/or Torreya, with the value of each Buyer Share for such purpose to be equal to the VWAP Price as of the date when the applicable Post-Closing Adjustment or indemnification claim becomes payable hereunder, provided, however, that such resulting per-share price shall not be less than $2.4725 and shall not be greater than $4.5917.

Section 2.07        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale and the assignment and assumption of the Shares, respectively, contemplated hereby shall take place at a closing (the "Closing") to be held on the date of this Agreement and simultaneously with the execution and delivery of this Agreement in front of the Austrian notary and the fulfilment of the conditions to completion of the share transfer pursuant to Section 2.04(a) through (c) (the day on which the Closing takes place being the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to have occurred on, and be effective as of 12:01 a.m. Vienna time, on the Closing Date.

Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Sellers’ Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder on a specific basis with respect to each Seller as to un-withheld taxes due by such Seller and on a pro rata basis on any taxes due and unpaid by the Company.

Article III
Representations and warranties of Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, as reflected below, each Seller, on a several but not joint basis (based on the proportion of the total Purchase Price actually received by each Seller), represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01       Organization and Authority of Entity Sellers. Each Seller that is a corporation, partnership, limited liability company or similar entity represents and warrants, only as to itself, that it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable. Such Seller has full corporate, limited liability company or partnership power and authority to enter into this Agreement and the Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer and the other Sellers) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms. The Share owned by such Seller is owned of record and beneficially by such Seller as shown on Exhibit A-1 and is free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of such Seller’s Share, free and clear of all Encumbrances on such Share existing as of immediately prior to Closing. All of such Seller’s Share is sold to Buyer hereby.

Section 3.02       Organization and Authority of Individual Sellers. Each Seller that is an individual represents and warrants, only as to himself or herself, that such Seller has full authority to enter into this Agreement and the Transaction Documents to which such Seller is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer and the other Sellers) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such party in accordance with its terms. When each Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against him or her in accordance with its terms. The Share owned by such Seller is owned of record and beneficially by such Seller as shown on Exhibit A-1 and is free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of such Seller’s Share, free and clear of all Encumbrances on such Share existing as of immediately prior to Closing. All of such Seller’s Share is sold to Buyer hereby.

Section 3.03       Organization, Authority and Qualification of the Company. The Company is a corporation duly organized and validly existing under the Laws of the Republic of Austria and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.04       Capitalization.

(a)              The authorized share capital of the Company is € 52,186.07 and is fully paid up in cash. The Shares constitute the whole of the issued share capital of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and not (either overtly or covertly) repaid or restituted, and non-assessable, and are owned of record and beneficially by the respective Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances on the Shares existing as of immediately prior to Closing.

(b)              All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or, upon consummation of this Agreement is subject to or in violation of any preemptive or similar rights of any Person.

(c)              (i) Upon consummation of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests in the Company or obligating any Seller or the Company to issue or sell any equity interest in the Company; (ii) the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights; (iii) there are no voting trusts with respect to the securities of the Company; (iv) there are no stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of any of the Shares; and (v) there are no agreements, understandings or provisions in effect with respect to transfer of the Shares other than in stock purchase agreements and option award agreements provided by Sellers to Buyer prior to the date hereof, and no such agreement will delay, alter or prevent any Seller from conveying to the Buyer the Shares of such Seller.

Section 3.05       No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06       No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of any Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.06 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company (excluding any such requirements imposed in connection with any action of Buyer) in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.07       Financial Statements. Complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December in each of the years 2018 and 2019 and the related statements of profits and loss for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2020 and the related statements of profits and loss for the nine month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with UGB applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2019 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with UGB.

Section 3.08       Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09       Guaranties and Indebtedness. Except as set forth on Section 3.09 of the Disclosure Schedules, the Company is not a guarantor for any Liability (including Indebtedness) of any other Person. Except as set forth on Section 3.09 of the Disclosure Schedules, the Company has no outstanding Indebtedness. The Company has entered into a binding agreement with AWS providing that the AWS Indebtedness shall be the sole responsibility of the Sellers following the Closing, and neither the Company nor Buyer shall have any obligation to repay any portion of the AWS Indebtedness at or after the Closing.

Section 3.10       Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than (i) in the ordinary course of business consistent with past practice, (ii) as set forth on Section 3.10 of the Disclosure Schedules, or (iii) in furtherance of this Agreement, there has not been, with respect to the Company, any:

(a)               amendment of the organizational documents of the Company

(b)              split, combination or reclassification of any of its equity interests;

(c)              declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(d)              material change in any method of accounting or accounting practice of the Company, except as required by UGB or as disclosed in the notes to the Audited Financial Statements;

(e)              entry into any Contract that would constitute a Material Contract;

(f)               incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)              transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(h)              transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(i)                abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;

(j)                material damage, destruction or loss (whether or not covered by insurance) to the Company IT Systems;

(k)              any capital investment in, or any loan to, any other Person;

(l)                acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(m)              any material capital expenditures;

(n)              imposition of any Encumbrance upon any of the Company equity interests or intangible assets;

(o)              adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) agreement with a union, in each case whether written or oral;

(p)              any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(q)              adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(s)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.11        Material Contracts.

(a)              Section 3.11(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with Company IP Agreements set forth in Section 3.13(b) of the Disclosure Schedules, being "Material Contracts"):

(i)           each Contract of the Company involving aggregate consideration in excess of €75,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;

(ii)          all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)         all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or other Liability of any Person;

(iv)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than three months' notice;

(vi)         except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii)        all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts");

(viii)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(x)          all Contracts between or among the Company on the one hand and any Seller or its Affiliates (other than the Company) on the other hand.

(b)              Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Founders’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)              With respect to each Government Contract, except as set forth in Section 3.11(c) of the Disclosure Schedule:

(i)           The Company has made available to Buyer true, complete and correct copies of all Government Contracts required to be listed in Section 3.11(a) of the Disclosure Schedule, including (A) all amendments, modifications or supplements thereto and (B) all draft or final audit reports from a Government Authority received by the Company pertaining to such Government Contracts.

(ii)          Each Government Contract is, and immediately following the Closing will be, in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms.  The transactions contemplated by the Agreement do not require any consent, novation or similar approval right by any Government Authority with respect to any Government Contract. The Closing will not result in any payment or payments becoming due from the Company under any Government Contract or give any Person the right to terminate any Government Contract for default.

(iii)         The Company has not received any written notice (or, to the Founders’ Knowledge, oral notice) from any Governmental Authority of any intention to make a material modification, to terminate any Government Contract for convenience, or to refrain from exercising an option.

(iv)        The Company has not received written notice that it is, and, to the Knowledge of Founders, none of the Company or its employees is (or has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to routine security investigations), (ii) there is no pending or, to the Knowledge of Founders, threatened audit or investigation by any Governmental Authority of the Company or any of its employees with respect to any alleged material irregularity, misstatement, omission or violation of Law arising under or relating to a Government Contract, and (iii) the Company has not made a disclosure with respect to any irregularity, misstatement, omission or violation of Law arising under a Government Contract with the Company, other than routine inquiries, audits and reconciliations that would not reasonably be expected to be material to the Company.  To the Knowledge of Founders, none of the Company or its employees has made any material misstatement or omission in connection with any disclosure that has led or is expected to lead to any of the consequences set forth in clause (i) or (ii) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(v)         The Company has complied in all material respects with the terms and conditions of each Government Contract to which it is a party or subject and has complied in all material respects with all Laws applicable and pertaining to each Government Contract.

Section 3.12       Title to Assets; Real Property.

(a)              The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)           liens for Taxes not yet due and payable;

(ii)          mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

(iii)         other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)              The Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 3.13        Intellectual Property.

(a)              Section 3.13(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all other Company Intellectual Property used or held for use in the Company's business as currently conducted and as proposed to be conducted to the extent such other Company Intellectual Property is material to the Company’s business.

(b)              Section 3.13(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of Intellectual Property. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor to the Founders’ Knowledge any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)              The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and, to the Founders’ Knowledge, has the valid and enforceable right to use all other Intellectual Property used or held for use in the conduct of the Company's business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, in each case to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)              Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property.

(e)              All of the Company Intellectual Property is, to the Founders’ Knowledge, valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)               To the Founders’ Knowledge, the conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To the Founders’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g)              There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)              All Company IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no failure, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(i)               The Company has complied with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. In the past five (5) years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and, to the Founders’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.14       Suppliers. Section 3.14 of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to €75,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.14 of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.15        Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to that of the Company in Austria.

Section 3.16        Legal Proceedings; Governmental Orders.

(a)              There are no Actions pending or, to the Founders’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)             There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.17        Compliance With Laws; Permits.

(a)              The Company has complied, and is now complying, with all material Laws applicable to it or its business, properties or assets.

(b)              All Permits required for the Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.18        Employee Benefit Matters.

(a)              Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, (as listed on Section 3.18(a) of the Disclosure Schedules, each, a "Benefit Plan"). The Company does not have any Liability, and neither Buyer nor any of its affiliates would reasonably be expected to have any Liability, contingent or otherwise, pursuant to any Benefit Plan. Each Benefit Plan has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under each Benefit Plan.

Section 3.19        Employment Matters.

(a)              Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base cash compensation rate; (v) commission, bonus or other incentive-based compensation range; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.19(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Audited Financial Statements) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)              The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending, or to the Founders’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.20        Taxes. Except as set forth in Section 3.20 of the Disclosure Schedules:

(a)              All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)              The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)              No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)              No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)              The amount of the Company's Liability for unpaid Taxes for all periods ending on or before December 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Audited Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)               All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)              The Company is not a party to any Action by any taxing authority. There are no pending or to the Founders’ Knowledge threatened Actions by any taxing authority.

(h)              Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or before the Closing Date, which are listed on Section 3.20(h) of the Disclosure Schedules.

(i)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)               The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)              No agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)               The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under any state, local or foreign Law as transferee or successor, by contract or otherwise.

Section 3.21        Books and Records. At the Closing, all of the Company's books and records will be in the possession of the Company.

Section 3.22       Brokers. Except with respect to the right of Torreya to receive the Torreya Payments as contemplated herein, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Sellers.

Article IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03       Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.04       SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 1, 2018 through the date hereof (the “Buyer SEC Documents”).  None of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer’s common stock, par value $0.01 per share, is listed on the NASDAQ Capital Market, and as of the Closing Date, Buyer is in full and unrestricted compliance with the listing rules of the NASDAQ Capital Market.

Article V
Covenants and Agreements

Section 5.01       Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that any Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02        Non-competition; Non-solicitation

(a)              For a period of two (2) years commencing on the Closing Date, each Founder shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Founder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Founder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)              During the Restricted Period, each Founder shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent any Founder or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)              During the Restricted Period, each Founder shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company in the Restricted Business.

(d)                Each Founder acknowledges that a breach or threatened breach of its restrictions under this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Founder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                Each Founder acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Seller shall make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 5.04       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05       Maintenance of Office. Following the Closing, Buyer hereby covenants and agrees to maintain a physical staffed office located in Vienna, Austria until at least December 31, 2021. Further, Buyer hereby confirms to use its commercially reasonable efforts to maintain a physical staffed office (subject to any public health restrictions on occupancy) located in Vienna, Austria until at least 36 months after Closing Date.

Section 5.06       Buyer Shares.

(a)                Each Seller is aware of the Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Shares issuable to it pursuant to this Agreement. Such Seller is acquiring the Buyer Shares for such Seller’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)                Each Seller represents that: (x) it can afford to bear the economic risk of holding Buyer Shares for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in Buyer Shares; and (y) its knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in Buyer Shares.

(c)                Each Seller fully understands that Buyer Shares are a speculative investment which involves a high degree of risk of loss of the entire investment. Each Seller is familiar with the general risks of investment in such securities. Each Seller understands that Buyer is subject to all of such risks, and the nature of the risks involved in receiving Buyer Shares.

(d)                Each Seller has had the opportunity to ask questions of and receive answers from representatives of Buyer or persons acting on behalf of the Company concerning the transactions contemplated herein, and each Seller has also had the opportunity to obtain additional information necessary to verify the adequacy and the accuracy of information furnished about Buyer. All questions asked by each Seller have been answered to the satisfaction of such Seller. Each Seller has independently evaluated the risks of receiving Buyer Shares.

(e)                Each Seller understands that the issuance of the Buyer Shares has not been registered under the Securities Act and the Buyer Shares are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

(f)                At the time such Seller was offered the Buyer Shares, it was, and as of the date hereof it is, and on each date on which it receives Buyer Shares, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(g)                Each Seller understands that the Buyer Shares will be “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of (i) the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including a minimum “holding period” and (ii) the stop transfer restrictions to be imposed on the Buyer Shares, in substantially the form set forth below:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

(h)               Buyer hereby covenants and agrees to reserve, from its authorized and unissued shares of Buyer Common Stock and Buyer Preferred Stock, not less than the aggregate number of shares of Buyer Common Stock and Buyer Preferred Stock as shall be issuable pursuant to this Agreement, including shares of Buyer Common Stock issuable upon conversion of Buyer Preferred Stock. Buyer agrees and covenants that it shall not enter into any agreement that would, directly or indirectly, limit its ability to issue the Holdback Shares or Milestone Shares hereunder.

(i)                 Buyer hereby covenants and agrees to include, in the definitive proxy statement for its 2021 annual meeting of stockholders, a proposal to approve the conversion of all shares of Buyer Preferred Stock issued hereunder into shares of Buyer Common Stock in accordance with the applicable rules of The Nasdaq Stock Market. Buyer shall recommend approval of such proposal to its stockholders in connection with such proxy statement, and shall use its reasonable best efforts to obtain stockholder approval at such meeting.

Article VI
Tax matters

Section 6.01       Tax Covenants.

(a)               Without the prior written consent of Buyer, each Seller shall not, to the extent it may affect, or relate to, the Company, and shall not permit the Company to, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of such Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the respective party incurring such Taxes. Each party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and any other party shall cooperate with respect thereto as necessary).

(c)               Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise mandatorily required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If any Seller reasonably objects to any item on any such Tax Return, it shall, within seven days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and such Seller(s) shall negotiate in good faith and use their reasonable best efforts to resolve such items, with all objections received by Sellers being considered together. If Buyer and the objecting Sellers are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final with respect to all parties hereto, whether or not such parties submitted objections within the applicable time period. The Independent Accountant shall resolve any disputed items within ten days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended, if necessary, to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer on the one hand and the objecting Sellers on the other hand. For the avoidance of doubt, a Seller that did not submit an objection shall not be responsible for any fees and expenses of the Independent Accountant. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02       Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee, severally but not jointly (based on the proportion of the total Purchase Price actually received by each Seller), and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Any amounts payable to Buyer pursuant to this Section 6.02 shall be satisfied in the manner set forth in Section 7.06 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.03      Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04       Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim.

Section 6.05       Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, each Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law or if deductible by Buyer or by the Company for the Post-Closing Tax Period.

Section 6.07      Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VI shall survive for 6 years following the Closing Date.

Section 6.08       Overlap. To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Indemnification

Section 7.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.06, Section 3.13, Section 3.18, Section 3.22, and Section 4.01 shall survive for six (6) years following the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing for the period explicitly specified therein but in any case not longer than six (6) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved, provided that with respect to any Direct Claim that is asserted but not finally resolved during the applicable survival period, the Indemnified Party must commence an Action against the Indemnifying Party within ninety (90) days after the Indemnifying Party was deemed to have rejected such claim pursuant to Section 7.05(c).

Section 7.02       Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, each Seller shall indemnify and defend, severally but not jointly (based on the proportion of the total Purchase Price actually received by each Seller), each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)               any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Closing Date Buyer Shares pursuant to Section 2.05(a).

Section 7.03       Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Sellers and their respective Affiliates and Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 7.04       Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)               Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000 (the "Deductible"), in which event Sellers shall be required to pay or be liable for all such Losses exceeding the Deductible. The aggregate amount of all Losses for Sellers shall be liable pursuant to Section 7.02(a) shall not exceed $1,500,000 (the "Cap").

(b)               Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses exceeding the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.06, Section 3.13, Section 3.18, Section 3.22, and Section 4.01. With respect to each Seller, such Seller’s aggregate liability hereunder shall be limited to an amount equal to the remainder of (i) the portion of the Purchase Price actually received by such Seller hereunder, with the value of each Buyer Share issued to such Seller being deemed to be the Registration Date Price for purposes of this section minus (ii) the amount payable by such Seller pursuant to the AWS Indebtedness. Notwithstanding the foregoing, the limitation contained in the previous sentence shall not apply to any Losses arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement.

(d)               For purposes of determining the amount of Losses pursuant to this Article VII (but not for purposes of determining whether any breach occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)               Each Indemnifying Party shall use its commercially reasonable efforts to mitigate any Loss arising from or related to Article VI or this Article VIII upon becoming aware of any event or circumstance that gives rise thereto.

Section 7.05       Indemnification Procedures. The party making a claim under this Article VII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party".

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 7.06       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Loss (always subject to the applicable limitations set forth in Section 7.04) shall be satisfied (i) first, with respect to any Losses payable by Sellers, by deducting an amount of Holdback Shares in an amount equal to the Loss pursuant to Section 2.06, (ii) second, with respect to any Losses payable by Sellers, if the Loss exceeds the value of the remaining Holdback Shares, by setting off and deducting the dollar value of the excess Loss from any Milestone Payments payable to Sellers pursuant to Section 2.03 that are payable at the time such Loss is agreed to or finally adjudicated, and (iii) if any Loss remains after giving effect to clauses (i) and (ii) above, and for all Losses payable by Buyer, by wire transfer of immediately available funds within fifteen (15) Business Days of such final, non-appealable adjudication. The parties hereto agree that should an Indemnifying Party not satisfy any such obligations pursuant to clause (iii) within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 2.5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Notwithstanding the foregoing, Sellers shall not be required to satisfy a Loss pursuant to clause (iii) above until the Registration Date.

Section 7.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law or if deductible by Buyer or the Company for the Post-Closing Tax Period.

Section 7.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party before the Closing (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 7.09       Exclusive Remedies. Subject to Section 5.02 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VII. Nothing in this Section 7.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article VIII
Miscellaneous

Section 8.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any such notice, request, consent, claim, demand, waiver and other communication addressed to the Sellers shall be deemed to have been given to all Sellers when given to Franz Obermayr or Stefan Sperl in accordance with this Section 8.02. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Franz Obermayr
	E-mail:	franz.obermayr@panoptes-pharma.com

Stefan Sperl
	E-Mail:	stefan.sperl@panoptes-pharma.com

with a copy to:	DLA Piper Weiss-Tessbach Rechtsanwälte GmbH
	E-mail:	christoph.mager@dlapiper.com
	Attention:	Christoph Mager

If to Buyer:	EyeGate Pharmaceuticals, Inc.
	E-mail:	sfrom@eyegatepharma.com
	Attention:	Stephen From

with a copy to:	Burns & Levinson LLP
	E-mail:	rpetitt@burnslev.com
	Attention:	Robert A. Petitt, Esq.

Section 8.03       Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06       Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08       No Third-party Beneficiaries. Except as provided in Section 6.02 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and a Majority of Sellers. No amendment signed by a Majority of Sellers shall have the effect of expanding the scope of any warranty or representation given by any Seller nor of increasing the duties or liabilities of any Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction), except to the extent that any provisions of Austrian law apply mandatorily to the transfer of the Shares, in which case Austrian law shall apply only with respect to such matters.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK OR IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE CITY OF SALT LAKE CITY AND COUNTY OF SALT LAKE AND, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).

Section 8.11       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EyeGate Pharmaceuticals, Inc.

By:	/s/ Stephan Frotz
Name: Stephan Frotz
Title: By Power of Attorney for EyeGate Pharmaceuticals, Inc.

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Stefan Sperl
Name: Dr. Stefan Sperl

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr, by Power of Attorney for Dr. Bernd Mühlenweg

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Dr. Wilfried Scheschy Bertaung und Beteiligungen GmbH

By:	/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr
Title: By Power of Attorney for Dr. Wilfried Scheschy Bertaung und Beteiligungen GmbH

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr, by Power of Attorney for Dr. Werner Lanthaler

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr, by Power of Attorney for Dr. Philipp Harmer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr, by Power of Attorney for Dr. Johannes Gobertus Meran

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

aws Grunderfonds Beteiligungs GmbH & Co KG

By:	/s/ Christoph Mager
Name: Christoph Mager
Title: By Power of Attorney for aws Grunderfonds Beteiligungs GmbH & Co KG

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

unicornio GmbH

By:	/s/ Dr. Franz Obermayr
Name: Dr. Franz Obermayr
Title: By Power of Attorney for unicornio GmbH

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

perpetuum mobile GmbH

By:	/s/ Dagmar Streicher
Name: Dagmar Streicher
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACP2015.eins GmbH & Co KG

By:	/s/ Michael Stranz
Name: Michael Stranz
Title: Authorized Signatory

By:	/s/ Thomas Cimbal
Name: Thomas Cimbal
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACP2016 GmbH & Co KG

By:	/s/ Michael Stranz
Name: Michael Stranz
Title: Authorized Signatory

By:	/s/ Thomas Cimbal
Name: Thomas Cimbal
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACP2016.eins GmbH & Co KG

By:	/s/ Michael Stranz
Name: Michael Stranz
Title: Authorized Signatory

By:	/s/ Thomas Cimbal
Name: Thomas Cimbal
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACP2017 GmbH & Co KG

By:	/s/ Michael Stranz
Name: Michael Stranz
Title: Authorized Signatory

By:	/s/ Thomas Cimbal
Name: Thomas Cimbal
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]